Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

Amendment No. 2, dated as of June 14, 2011 (this “Amendment”), to the Rights Agreement, dated as of August 12, 2008, as amended on April 28, 2011 (the “Rights Agreement”), by and between SunPower Corporation (the “Company”) and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

RECITALS

WHEREAS, the Company and Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France, have entered into a Tender Offer Agreement, dated as of April 28, 2011 (as it may be amended or supplemented from time to time, the “Tender Offer Agreement”), and an Affiliation Agreement, dated as of April 28, 2011 (as it may be amended or supplemented from time to time, the “Affiliation Agreement”);

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment;

WHEREAS, no Distribution Date has occurred and no Person is an Acquiring Person;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable pursuant to Section 23 of the Rights Agreement, and subject to the penultimate sentence of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or Common Shares; and

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and hereby directs the Rights Agent to execute this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:

1. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) “Acquiring Person” means any Person (other than the Company, any Related Person or any Restricted Person) who or which, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner of (i) during the Terra Stockholder Approval Period (as defined in the Affiliation Agreement), 10% or more of the Total

Current Voting Power of the Company then in effect or (ii) other than during the Terra Stockholder Approval Period, (A) 20% or more of the then-outstanding Common Shares or (B) 20% or more of the then-outstanding Class B Common Shares; provided, however, in each case that a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares or Class B Common Shares outstanding unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares or Class B Common Shares representing 1% or more of the then-outstanding Common Shares or Class B Common Shares, as the case may be, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares or Class B Common Shares, as the case may be, are treated equally, or (B) any other Person who is the Beneficial Owner of Common Shares or Class B Common Shares representing 1% or more of the then-outstanding Common Shares or Class B Common Shares, as the case may be, thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a) has become such inadvertently, and such Person divests as promptly as practicable or agrees in writing with the Company to divest, a sufficient number of Common Shares or Class B Common Shares, as the case may be, so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

2. Section 1 of the Rights Agreement is hereby amended by adding the following new Sections 1(nn), 1(oo) and 1(pp) immediately following Section 1(mm):

“(nn) “Affiliation Agreement” means the Affiliation Agreement, dated as of April 28, 2011, as it may be amended or supplemented from time to time, by and between Terra and the Company.

(oo) “Restricted Person” means, during the Standstill Period (as defined in the Affiliation Agreement), (i) Terra, any Terra Controlled Corporation (as defined in the Affiliation Agreement) and any member of the Terra Group (as defined in the Affiliation Agreement), in each case only for so long as none of Terra, any Terra Controlled Corporation or any member of the Terra Group has breached any of its obligations set forth in Section 2.1 or Section 2.3 of the Affiliation Agreement (subject to any applicable cure period under Section 2.1(a)(y) of the Affiliation Agreement), or (ii) a Transferee (as defined in the Affiliation Agreement) who has acquired Common Shares from any member of the Terra Group in compliance with Sections 2.3(a) and 2.3(b) of the Affiliation Agreement, but only for so long as (A) such Transferee has not breached any of its obligations set forth in Section 2.3 of the Affiliation Agreement, (B) such Transferee or any Affiliate or Associate of such Transferee does not thereafter become the Beneficial Owner of any Common Shares in excess of the number of Common Shares Beneficially Owned prior to such acquisition from Terra plus such Common Shares that are acquired (1) from Terra pursuant to Sections 2.3(a) and 2.3(b) of the Affiliation Agreement or (2) in any Transferee Tender Offer or Transferee Merger (each as defined in the Affiliation Agreement), in each case other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, and (C) no other Person who is the Beneficial Owner of Common Shares thereafter becomes an Affiliate or Associate of such Transferee.

(pp) “Total Current Voting Power” means the total number of votes which may be cast in the election of members of the Board of Directors of the Company if all securities entitled to vote in the election of such directors are present and voted.”

3. Exhibits C and D to the Rights Agreement are deemed to be amended in a manner consistent with this Amendment.

4. This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

5. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, and will remain in full force and effect.

6. This Amendment may be executed in any number of counterparts (including by fax and .pdf) and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

7. This Amendment will be effective as of, and immediately prior to, the Offer Closing (as defined in the Tender Offer Agreement), and all references to the Rights Agreement will, from and after such time, be deemed to be references to the Rights Agreement as amended hereby. A signature to this Amendment transmitted electronically will have the same authority, effect and enforceability as an original signature.

8. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies to the Rights Agent in his or her capacity as an officer on behalf of the Company that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement. The Company will notify the Rights Agent promptly after this Amendment becomes effective to confirm such effectiveness.

9. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the effective time stated above.

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration

[Signature Page to Amendment No. 2 to Rights Agreement]